Exhibit 99.1

Contact:	Kay Jackson
RadioShack Media Relations
817-415-3300
Or
817-415-0592
RadioShack Corporation Board of Directors accepts President and CEO
Edmondson’s Resignation
Directors promote Claire Babrowski to President and Acting CEO
Fort Worth, Texas, February 20, 2006—RadioShack Corporation’s board of directors accepted David Edmondson’s resignation from his post as President and CEO and as a director of the company Monday. Executive Chairman Leonard Roberts said the resignation resulted from a series of mutual discussions about what is best for RadioShack and all of its constituencies.
“This situation is especially painful, because Dave is a talented and dedicated individual who has made many contributions to the company,” said Roberts, citing Edmondson’s push to incorporate wireless products into its retail mix. “Dave recognized that major distractions for the company could negatively impact its efforts to implement the company’s turnaround strategy. Undoubtedly, this was a tough decision.”
The board promoted Claire Babrowski, who most recently served as Executive Vice President and Chief Operating Officer, to President and Acting CEO of RadioShack. She will retain the title of COO. Before joining RadioShack last year, Babrowski spent 30 years at McDonald’s Corporation, where she was senior executive vice president and chief restaurant operations officer.
Executive search firm Spencer Stuart has been retained to conduct a nationwide search for a new CEO. Roberts said he expects both external and internal candidates to be considered for the post.
Roberts said the previously-announced outside investigation related to Edmondson’s résumé will not continue and added that the board knew “some, but definitely not all” of the issues raised in the last week.

Roberts emphasized the board’s support of the new management team.
“We have been monitoring the development of the turnaround plan,” said Roberts. “It’s an excellent strategy. Claire is the right person at the right time to re-position RadioShack, and we believe this team’s professionalism and character will reassure the company’s many audiences.”
The company’s accelerated turnaround plan was unveiled last week.
Over the next 18 months, RadioShack said it intends to achieve three major goals as part of its turnaround plan: increase the average unit volume of its core store base, rationalize its cost structure, and grow profitable square footage in its store portfolio.
The company will replace old, slower-moving merchandise with new, faster-moving merchandise within higher growth categories. RadioShack will concentrate its efforts and investment on improving top performing stores in order to deliver a great customer experience. To do so, the company will close 400-700 company-operated stores. In addition the company intends to better align overhead costs with its business model which will help generate more profit per square foot. The company will also continue to expand its kiosk business and aggressively relocate RadioShack stores to better real estate.
Babrowski, who joined RadioShack in June 2005 as executive vice president and chief operating officer after a 30-year career with McDonald’s Corporation, will lead the turnaround effort. She has been responsible for the company’s U.S. and Canadian operations, including store operations, merchandising, marketing, advertising, real estate, and most recently supply chain. While at McDonald’s she advanced to become its highest-ranking woman in the company.
About RadioShack Corporation
Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of a variety of retail support services. The company operates through a vast network of sales channels, including: nearly 7,000 company and dealer stores; over 100 RadioShack locations in Mexico; and more than 700 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within an estimated five minutes of where 94 percent of all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.